As filed with the Securities and Exchange Commission on September 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CTW Cayman

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

  29F, 1 Chome-9-10, ARK Hills

Sengokuyama Mori Tower

Roppongi, Minato City, Tokyo

106-0032, Japan

+050-1748-6333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CTW Cayman 2025 Equity Incentive Plan

CTW Cayman 2025 Employee Share Purchase Plan

(Full titles of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Ryuichi Sasaki	Richard J. Chang, Esq.
Chief Executive Officer	Gunderson Dettmer Stough Villeneuve
CTW Cayman 29F, 1 Chome-9-10 ARK Hills Sengokuyama Mori Tower Roppongi, Minato City Tokyo 106-0032 Japan +050-1748-6333	Franklin & Hachigian, LLP Suite 2202, Building C, Yintai Center #2 Jianguomenwai Ave. Chaoyang District Beijing, P.R. China 100022 +86 10 5680 3888

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s registration on Form F-1, as amended (File No. 333-287306), originally filed with the Commission on May 15, 2025, which contains the Registrant’s audited financial statements for the latest fiscal year ended July 31, 2024 and the accompanying report of independent auditors issued with respect thereto dated February 5, 2025, except for Note 4, as to which the date is March 31, 2025;

(b)	The Registrant’s final prospectus filed with the Commission on August 7, 2025 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”) (File No. 333-287306); and

(c)	The description of the Registrant’s Class A ordinary shares contained in the Registrant’s registration statement on Form 8-A under the Exchange Act of 1934, as amended (the “Exchange Act”) filed on July 22, 2025, as modified by any amendment or report filed for the purpose of updating such description (File No. 001-42758).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Amended and Restated Memorandum and Articles of Association provides that the Registrant shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default, or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-287306), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant, effective as of May 15, 2025 (incorporated herein by reference to Exhibit 3.2 from the Registrant’s registration statement on Form F-1 initially filed on May 15, 2025, as amended) (Securities Act File No. 333-287306).

4.2	Registrant’s Specimen Certificate for Class A ordinary Shares (incorporated herein by reference to Exhibit 4.1 from the Registrant’s registration statement on Form F-1 initially filed on May 15, 2025, as amended) (Securities Act File No. 333-287306).

5.1*	Opinion of Travers Thorp Alberga, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered.

10.1	2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.7 from the Registrant’s registration statement on Form F-1 initially filed on May 15, 2025, as amended) (Securities Act File No. 333-287306).

10.2	2025 Employee Share Purchase Plan (incorporated herein by reference to Exhibit 10.8 from the Registrant’s registration statement on Form F-1 initially filed on May 15, 2025, as amended) (Securities Act File No. 333-287306).

23.1*	Consent of YCM CPA INC., Independent Registered Public Accounting Firm

23.2*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on September 19, 2025.

CTW Cayman

By:	/s/ Ryuichi Sasaki
Name:	Ryuichi Sasaki
Title:	Founder, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ryuichi Sasaki as his true and lawful attorney-in-fact and agent with the full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on September 19, 2025.

Signature	Title

/s/ Ryuichi Sasaki	Founder, Chief Executive Officer and
Ryuichi Sasaki	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Akihiro Ishiwata	Executive Vice President and Director
Akihiro Ishiwata

/s/ Patrick Liu	Chief Financial Officer
Patrick Liu	(Principal Accounting and Financial Officer)

/s/ Kevin Dean Vassily	Independent Director
Kevin Dean Vassily

/s/ Naoto Hattori	Independent Director
Naoto Hattori

/s/ Koichiro Yamashita	Independent Director
Koichiro Yamashita

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CTW Cayman, has signed this registration statement or amendment thereto in New York on September 19, 2025.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.